Exhibit 99.1

GTSI ANNOUNCES EXPIRATION OF THE GO-SHOP PERIOD AND AGREEMENT IN PRINCIPLE TO SETTLE THE TRANSACTION – RELATED LITIGATION

FOR IMMEDIATE RELEASE: June 11, 2012

GTSI Contact: Peter Whitfield

t: 703-502-2954

e: peter.whitfield@gtsi.com

GTSI Announces Expiration of the Go-Shop Period and Agreement in Principle to Settle the Transaction-Related Litigation

HERNDON, VA., June 11, 2012 – As previously announced, GTSI® Corp. (NASDAQ: GTSI), a systems integration, solutions and services provider to government, entered into a definitive merger agreement on May 7, 2012 (the “Merger Agreement”) to be acquired through a cash tender offer at $7.75 per share by a subsidiary of UNICOM® Systems, Inc. (“UNICOM”), a global information technology company and part of the UNICOM® group of companies, followed by a second step merger, in a transaction with an expected total value of approximately $76.67 million.

GTSI today announced the expiration of the “go-shop” period pursuant to the terms of the previously announced Merger Agreement with Unicom under which GTSI and its representatives were permitted to actively solicit alternative acquisition proposals for a period of 30 calendar days, which expired at 11:59 p.m. New York City time on June 6, 2012, and to continue negotiations with certain qualifying bidders. On June 8, 2012, the Board of Directors of GTSI confirmed that, while GTSI did receive a letter of interest, it did not receive any superior acquisition proposals during the “go shop” period.

Today, GTSI also announced that it and other named defendants have reached an agreement in principle with plaintiffs to settle the consolidated class action lawsuit captioned Mark Oppenheim v. GTSI Corp. et al. This lawsuit relates to the proposed acquisition of GTSI by UNICOM. Pursuant to this agreement, GTSI has filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission, which can be accessed free of charge at the Securities and Exchange Commission’s website at www.sec.gov, or GTSI’s website, www.gtsi.com. The amended Schedule 14D-9 contains certain additional disclosures GTSI has agreed to make in connection with the settlement of the class action lawsuit, although GTSI has not admitted in any way that those disclosures are material or are otherwise required by law. The settlement will not affect the offer price to be paid in the tender offer by a subsidiary of UNICOM or the merger consideration GTSI’s stockholders would be entitled to receive pursuant to the terms of the Merger Agreement. The settlement is conditioned upon, among other things, negotiation of a memorandum of understanding, confirmatory discovery, final stipulation of settlement and receipt of final required court approvals.

About GTSI Corp.

GTSI (NASDAQ: GTSI) is a leading provider of technology solutions and professional services to federal, state and local governments. Founded in 1983, GTSI has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, customer service and more than 740 industry certifications to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in software development, data center, networking, collaboration, security and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support and financial services –and broad portfolio of contracts – ease the planning, purchasing and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, VA, GTSI has approximately 450 employees. For more information visit GTSI’s website at www.gtsi.com.

About Unicom Systems, Inc.

UNICOM® Systems, Inc., a division of the UNICOM group of companies, is a global leader in providing innovative software and solutions for the enterprise computing community. Through over three decades of continued development and commitment, UNICOM has redefined the economics and quality of automation for its customers, delivering a new era of collaboration, data management, data-warehousing, outsourcing, integration, communications and commerce.

About The UNICOM® Group    www.unicomglobal.com

The UNICOM Group consists of twenty (20) entities with offices in Los Angeles, Dallas, Boston, New Hampshire, New Jersey, Germany, France, UK, Italy, Spain, Belgium and Switzerland. UNICOM focused on acquiring and integrating mature and growing mid-cap NASDAQ and London Stock Exchange AIM companies in the technology, financing, real estate, and business services. UNICOM offers deep in-house resources and flexible solutions to sellers worldwide, including privatization, core-products consolidation, IT assets alignments, management independence, integration matrix, and global business strategy.

For more information about the UNICOM® group of companies please go to

www.unicomglobal.com    IBM mainframe systems products

www.macro4.com    Document management solutions

www.softlanding.com    IBM i software products

www.eden.com    ITPowerPac solutions for Open Systems

www.illustro.com    Internet enablement products

www.ietsolutions.com    IT services management products

www.cics.com    Outsourcing and corporate procurement

Additional Information

The tender offer for the outstanding shares of GTSI commenced on May 18, 2012. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of GTSI. On May 18, 2012, UNICOM filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, and on the same day, GTSI filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and GTSI stockholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement, as they contain important information, including the various terms of, and conditions to, the tender offer. Such materials are available to GTSI’s stockholders at no expense to them and GTSI stockholders may obtain these documents for free from the Securities and Exchange Commission’s website at www.sec.gov.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.